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                                                                     EXHIBIT 2.1


                            STOCK PURCHASE AGREEMENT

         STOCK PURCHASE AGREEMENT (this "Agreement") dated as of October 13, 2000, by and among THE KEITH COMPANIES, INC., a California corporation ("Buyer"), CROSBY, MEAD, BENTON & ASSOCIATES, a California corporation ("Company"), and GEORGE BENTON, ALAN C. MEAD, KEITH ANDERSON, CHRISTINE COOLEY, DALE MITCHELL, RICHARD MANSAKER, BRUNO CALLU, FREDRIC CUNNINGHAM, EDWARD ALAN WAGSTAFF, STEVE GOODE, and BRUCE KIRBY (individually "Shareholder" and together the "Shareholders").

                                 R E C I T A L S

         A. Company is engaged in the business of providing engineering, land development design, infrastructure design and landscape architecture (the "Business"). Shareholders own all of the issued and outstanding shares (the "Shares") of capital stock of Company through their ownership of the common stock, no par value ("Common Shares").

         B. Company's facilities consist of executive and field offices as set forth on Schedule 3.12(c) attached hereto (the "Facilities").

         C. Buyer is engaged in the business of fully integrated multidisciplined engineering and consulting services firm as more specifically described in its periodic reports as filed with the Securities and Exchange Commission. Buyer desires to purchase the Shares from Shareholders and Shareholders desire to sell the Shares to Buyer, upon the terms and conditions herein set forth.

         NOW THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants, agreements and conditions hereinafter set forth, and intending to be legally bound hereby, the parties hereto agree as follows.

1.       PURCHASE AND SALE OF SHARES.

         Subject to the terms and conditions of this Agreement, on the Closing Date (as hereinafter defined) Shareholders shall sell to Buyer and Buyer shall purchase from Shareholders all the Shares.

2.       PURCHASE PRICE - PAYMENT.

         2.1 PURCHASE PRICE. The purchase price (the "Purchase Price") payable for the Shares shall be:

                  (a) $1,216,000, cash payable on the Closing Date; and

                  (b) $1,000,000 in the form of shares of Buyer's unregistered Common Stock ("Buyer Stock") payable as follows:

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                           (i) on the first anniversary of the Closing Date,
                  Buyer shall issue to Shareholder $500,000 of Buyer Stock. For purposes of this Section 2.1(b)(i), each share of the Buyer Stock shall be valued equal to the average of the closing ask price of the Buyer's Common Stock on the NASDAQ National Market System during the twenty consecutive trading days ending on the tenth trading day after the Closing Date; and

                           (ii) on October 21, 2002, Buyer shall issue to
                  Shareholder $500,000 of Buyer Stock. For purposes of this
                  Section 2.1(b)(ii), each share of the Buyer Stock shall be valued equal to the average of the last five closing ask prices of Buyer's Common Stock on the NASDAQ National Market System for the period ending on and including October 11, 2002. The Buyer Stock will have a $10 per share value. If, as a result of the calculation set forth in this Section 2.1(b)(ii), the Buyer Stock has a value of less than $10 per share, Buyer shall issue to the Shareholders such number of shares of Buyer Stock such that the aggregate value of all shares of Buyer Stock issued to Shareholders pursuant to this
                  Section 2.1(b)(ii) is equal to $500,000, and if the Buyer Stock has a value of greater than $10 per share, Buyer shall issue to the Shareholders such number of shares of Buyer Stock such that the aggregate value of all shares of Buyer Stock issued to Shareholders pursuant to this Section 2.1(b)(ii) is equal to $500,000.

                  (c) The Purchase Price shall be adjusted as follows:

                           (i) The Purchase Price shall be adjusted by adding or
                  subtracting (as described below) the "Book Value Adjustment" (defined below).

                           (ii) The "Book Value Adjustment" shall mean an
                  adjustment reducing or increasing the Purchase Price in an amount equal to $1.00 multiplied by subsection (A) minus subsection (B) below:

                                    (A) on the one hand, the amount obtained by
                           taking (x) the total assets of the Company, excluding intangible assets minus (y) the total liabilities of the Company on the balance sheet of the Company dated September 30, 2000 (the "Closing Balance Sheet"), all as calculated in accordance with United States Generally Accepted Accounting Principles ("GAAP"), particularly with regard to revenue recognition, and

                                    (B) on the other hand, $750,000;

                  If the calculation of the value of subsection (c)(ii)(A) minus
                  (c)(ii)(B) as described above results in a negative amount, the Book Value Adjustment shall cause a reduction in the payment of Buyer Stock (as described in Section 2.1(d) below) and, if required, shall permit Buyer to recover from the Shareholders, the Purchase Price previously paid, or such other amounts which may be owing, to the Shareholders hereunder. If the difference is a positive amount, the Book Value Adjustment shall be paid in cash (as described in Section 2.1(d) below) up to a maximum of $50,000 as the maximum additional Purchase Price cash paid by


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                  Buyer, regardless of the amount of such positive difference in excess of $50,000, provided, however, (i) accounts receivable, and (ii) costs and estimated earnings in excess of billings and billings in excess of costs and estimated earnings, adjustments beyond those to the September 30, 2000 financial statements shall not be subject to such $50,000 limitation. In the event that Buyer and Shareholders are unable to agree upon the Closing Balance Sheet within 30 days of receipt of the Closing Balance Sheet, then Buyer's independent accounting firm shall select a firm of regionally recognized certified public accountants to resolve any disputed items on the Closing Balance Sheet which resolution shall be conclusive upon all parties. Said firm shall be required to apply "GAAP" as defined herein. Buyer and Shareholders shall each pay one half of the expense of such firm of regionally recognized certified public accountants. The calculation of the Book
                  Value Adjustment and delivery of the Closing Balance Sheet shall be completed by Buyer within one hundred eighty (180) days after the Closing Date.

                  (d) Any additional payment due from Buyer to Shareholders as a result of the Book Value Adjustment having a positive value shall be paid in cash within thirty (30) days of the Book Value Adjustment calculation subject to the limitation on the amount of such positive adjustment set forth in Section 2.1(c). Any amount due from Shareholders as a result of the Book Value Adjustment having a negative value shall cause a reduction of the aggregate Dollar value of Buyer Stock to be issued (on an equal Dollar value basis) (i) first, as payable to Shareholders on the first anniversary of the Closing Date and, if required thereafter, (ii) as payable to Shareholders on October 21, 2002.

                  (e) In addition to the Book Value Adjustment, the Purchase Price shall be subject to a right of set-off by Buyer as described in
         Section 8.

         2.2 PAYMENT. All cash payments under this Section 2 shall be made in the form of Buyer's check payable to the order of the recipient. All payments of the Purchase Price are to be made to the Shareholders for pro rata allocation among the Shareholders in accordance with their respective holdings of Common Shares. At Shareholders' election, the payment required by Section 2.1(a) shall be made by wire transfer pursuant to instructions from Shareholders reasonably in advance of the Closing Date (as hereinafter defined). Any payments in Buyer Stock shall be rounded to the nearest whole share (0.5 share being rounded up).

3.       JOINT AND SEVERAL REPRESENTATIONS AND WARRANTIES OF SHAREHOLDERS.

         Shareholders, jointly and severally, make the following representations and warranties to Buyer, each of which is true and correct on the date hereof, shall remain true and correct to and including the Closing Date, and shall survive the Closing of the transactions provided for herein as set forth in
Section 8.5.

         3.1 CORPORATE.

                  (a) ORGANIZATION. Company is a corporation duly organized, validly existing and in good standing under the laws of the State of California.


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                  (b) CORPORATE POWER. Company has all requisite corporate power and authority to own, operate and lease its properties and to carry on its business as and where such is now being conducted.

                  (c) QUALIFICATION. Company is duly licensed or qualified to do business as a foreign corporation, and is in good standing, in each jurisdiction wherein the character of the properties owned or leased by it, or the nature of its business, makes such licensing or qualification necessary. The states in which Company is licensed or qualified to do business are listed in Schedule 3.1(c).

                  (d) SUBSIDIARIES. Company does not own any interest in any corporation, partnership or other entity.

                  (e) CORPORATE DOCUMENTS, ETC. The certified copies of the Articles of Incorporation and Bylaws of the Company, including any amendments thereto, have been delivered by Shareholders to Buyer, and are true, correct and complete copies of such instruments as presently in effect. The corporate minute book and stock records of the Company have been furnished to Buyer for inspection, and are true, correct and complete and accurately reflect all material corporate action taken by the Company. The directors and officers of the Company are listed in
         Schedule 3.1(e).

                  (f) CAPITALIZATION OF THE COMPANY. The Company is authorized to issue 200,000 shares of common stock, consisting of 100,000 shares of voting common stock, no par value and 100,000 shares of nonvoting common stock, no par value. No shares of such capital stock are issued or outstanding except for shares of common stock of the Company which are owned of record and beneficially by shareholders in the respective numbers set forth in Schedule 3.1(f). All such shares of capital stock of the Company are validly issued, fully paid and nonassessable. Except as set forth on Schedule 3.1(f), there are no (a) securities convertible into or exchangeable for any of the Company's capital stock or other securities, (b) options, warrants or other rights to purchase or subscribe to capital stock or other securities of the Company or securities which are convertible into or exchangeable for capital stock or other securities of the Company, or (c) contracts, commitments, agreements, understandings or arrangements of any kind relating to the issuance, sale or transfer of any capital stock or other equity securities of the Company, any such convertible or exchangeable securities or any such options, warrants or other rights.

         3.2 SHAREHOLDERS.

                  (a) POWER. Each Shareholder has full power, legal right and authority to enter into, execute and deliver this Agreement and the other agreements, instruments and documents contemplated hereby (such other documents sometimes referred to herein as "Ancillary Instruments"), and to carry out the transactions contemplated hereby.

                  (b) VALIDITY. This Agreement has been duly and validly executed and delivered by each Shareholder and is, and when executed and delivered each Ancillary Instrument will be, the legal, valid and binding obligation of such Shareholder,


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         enforceable in accordance with its terms, except as such may be limited by bankruptcy, insolvency, reorganization or other laws affecting creditors' rights generally, and by general equitable principles.

                  (c) TITLE. Each Shareholder has, and at Closing Buyer will receive, good and marketable title to the Shares to be sold by such Shareholder hereunder, free and clear of all liens, security interests, pledges, assessments, levies, restrictions, options, voting trusts or agreements, proxies, encumbrances, marital or community property interests or other claims or charges of any nature whatsoever.

         3.3 NO VIOLATION. Except as set forth on Schedule 3.3, neither the execution and delivery of this Agreement or the Ancillary Instruments nor the consummation by Company and Shareholders of the transactions contemplated hereby and thereby (a) will violate any statute or law or any rule, regulation, order, writ, injunction or decree of any court or governmental authority, (b) will require any authorization, consent, approval, exemption or other action by or notice to any court, administrative or governmental agency, instrumentality, commission, authority, board or body (including, without limitation, under any "plant-closing" or similar law), or (c) subject to obtaining the consents referred to in Schedule 3.3, will violate or conflict with, or constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or will result in the termination of, or accelerate the performance required by, or result in the creation of any Lien (as defined in Section 3.12) upon any of the assets of Company (or the Shares) under, any term or provision of the Articles of Incorporation or Bylaws of Company or of any contract, commitment, understanding, arrangement, agreement or restriction of any kind or character to which Company or any Shareholder is a party or by which Company or any Shareholder or any of its or their assets or properties may be bound or affected.

         3.4 FINANCIAL STATEMENTS. Included as Schedule 3.4 are true and complete copies of (i) the financial statements of Company identified on
Schedule 3.4, (ii) a balance sheet of Company as of July 31, 2000, and the related statements of income for the ten (10) months then ended (if applicable, including the notes and schedules contained therein or annexed thereto if applicable) (the "Recent GAAP Financial Statements"), and, (iii) a balance sheet of Company as of September 30, 1999, and related statements of income for the year then ended (if applicable, including the notes contained therein or annexed thereto if applicable) (the "GAAP Financial Statements"). The Recent GAAP Financial Statements have been prepared (or restated) in conformity with GAAP (except for notes and schedules that might ordinarily be required by GAAP). Except as set forth on Schedule 3.4, the Recent GAAP Financial Statements and the GAAP Financial Statements have been prepared in accordance with the books and records of Company, and fairly present, the assets, liabilities and financial position, the results of operations and cash flows of the Company in accordance with GAAP as of the date indicated and for the periods indicated. All of such financial statements (if applicable, including all notes and schedules contained therein or annexed thereto if applicable) are true, complete and accurate. The Recent GAAP Financial Statements, and the GAAP Financial Statements shall be prepared by Company on an accrual basis and shall incorporate SFAS #109 (Accounting for Income Taxes) as if Company were an accrual basis taxpayer, SOP 81-1 (Accounting for Performance of Construction Type and Certain Production - Type Contracts) and all other appropriate accounting pronouncements and standards (all such GAAP Financial Statements shall have been produced at Company's expense).


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         3.5 TAX MATTERS.

                  (a) PROVISION FOR TAXES. The provision made for taxes on the Recent GAAP Financial Statements is sufficient for the current and deferred payment of all federal, state, foreign, county, local and other income, ad valorem, excise, profits, franchise, occupation, property, payroll, sales, use, gross receipts and other taxes (and any interest and penalties) and assessments, whether or not disputed, at the date of the Recent GAAP Financial Statements and for all years and periods prior thereto. Since the date of the Recent GAAP Financial Statements, Company has not incurred any taxes other than taxes incurred in the ordinary course of business consistent in type and amount with past practices of Company.

                  (b) TAX RETURNS FILED. All federal, state, foreign, county, local and other tax returns required to be filed by or on behalf of Company have been timely filed and when filed were true and correct in all material respects, and the taxes shown as due thereon were paid or adequately accrued. True and complete copies of all tax returns or reports filed by Company for each of its three (3) most recent fiscal years have been delivered to Buyer. Company has duly withheld and paid all taxes which it is required to withhold and pay relating to salaries and other compensation heretofore paid to the employees of Company.

                  (c) TAX AUDITS. The federal and state income tax returns of Company have been audited by the Internal Revenue Service and appropriate state taxing authorities for the periods and to the extent set forth in Schedule 3.5(c), and Company has not received from the Internal Revenue Service or from the tax authorities of any state, county, local or other jurisdiction any notice of underpayment of taxes or other deficiency which has not been paid nor any objection to any return or report filed by Company. There are outstanding no agreements or waivers extending the statutory period of limitations applicable to any tax return or report.

                  (d) CONSOLIDATED GROUP. Company is not and has never been a member of an affiliated group of corporations that filed a consolidated tax return.

                  (e) OTHER. Within the last five (5) years, Company has not (i) filed any consent or agreement under Section 341(f) of the Internal Revenue Code of 1986, as amended (the "Code"), (ii) applied for any tax ruling, (iii) entered into a closing agreement with any taxing authority, (iv) filed an election under Section 338(g) or Section 338(h)(10) of the Code (nor has a deemed election under Section 338(e) of the Code occurred), (v) made any payments, or been a party to an agreement (including this Agreement) that under any circumstances could obligate it to make payments that will not be deductible because of
         Section 28OG of the Code, or (vi) been a party to any tax allocation or tax sharing agreement.

         3.6 ACCOUNTS RECEIVABLE AND COSTS IN EXCESS OF BILLINGS. Except as disclosed in Schedule 3.6-1, all accounts receivable of Company reflected on the Closing Balance Sheet ("Closing Receivables"), represent arm's length sales actually made in the ordinary course of business; are collectible (net of the reserve shown on the Closing Balance Sheet for doubtful


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accounts ("Closing Reserve")) in the ordinary course of business without the necessity of commencing legal proceedings; are subject to no counterclaim or set-off; and are not in dispute. Schedule 3.6-1 contains an aged schedule of accounts receivable included in the Closing Balance Sheet. The entire amount shown on the Closing Balance Sheet as "Costs in Excess of Billings" represents costs incurred by the Company which is, or will become billable, and when billed, will be collectible in the ordinary course of business without the necessity of commencing legal proceedings; is subject to no counterclaim or set-off; and is not in dispute. The amount of any Costs in Excess of Billings as of the Closing Date as set forth on Schedule 3.6-2 which remain uncollected as of the first anniversary of the Closing Date shall be set-off against the Purchase Price. The amount of Closing Receivables which exceed the Closing Reserve, as of the first anniversary of the Closing Date, shall be conclusively deemed to be uncollectible and shall provide Buyer a right of set-off in such amount against the Purchase Price. The amount of Closing Reserve which exceeds the Closing Receivables as of the first anniversary of the Closing Date, shall be paid to the Shareholders in cash within thirty (30) days after the first anniversary of the Closing Date.

         3.7 WORK-IN-PROCESS. Except as disclosed in Schedule 3.7 or as set forth in this Section 3.7, (i) all work-in-process and contracts underway ("Work-In-Process") constitute work performed pursuant to fully executed written contracts or sales orders taken in the ordinary course of business, from regular customers of Company with no recent history of credit problems with respect to Company; (ii) neither Company nor any such customer is in material breach of the terms of any obligation to the other, and no valid grounds exist for any set-off of amounts billable to such customers on the completion of orders to which Work-In-Process relates; (iii) all Work-In-Process is of a quality ordinarily produced in accordance with the requirements of the orders to which such Work-In-Process is identified, and will require no rework with respect to services performed prior to Closing; (iv) all Work-In-Process is being conducted pursuant to fully executed written contracts, orders and change orders issued within the terms of the relationship pursuant to which such Work-In-Process is being conducted; and (v) all Work-In-Process set forth on Schedule 3.7 (which as of the date hereof reflects Work-In-Process as of the date of the Recent GAAP Financials, shall be updated to include the schedules supporting the Closing Balance Sheet) could be completed in compliance with the contracts to which each such Work-In-Process relates if managed consistently with the past practices of the Company (and in compliance with industry standards and good practices) without adversely effecting, in the aggregate when complete, the profitability of the Company. With respect to any oral agreements identified on Schedule 3.7 ("Oral Agreements"): (i) all Work-In-Process pursuant to such Oral Agreements constitute work performed pursuant thereto or oral sales orders taken in the ordinary course of business, from regular customers of Company with no recent history of credit problems with respect to Company; (ii) neither Company nor any such customer is in material breach of the terms of any obligation to the other, and no valid grounds exist for any set-off of amounts billable to such customers on the completion of orders to which Work-In-Process relates; (iii) all Work-In-Process is of a quality ordinarily produced in accordance with the requirements of the orders to which such Work-In-Process is identified, and will require no rework with respect to services performed prior to Closing; (iv) all Work-In-Process is being conducted fully in accordance with and pursuant to such Oral Agreements, oral or written orders and oral or written change orders issued within the terms of the relationship pursuant to which such Work-In-Process is being conducted; and (v) all Work-In-Process pursuant to Oral Agreements set forth on Schedule 3.7 (which as of the date hereof reflects Work-In-Process as of the


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date of the Recent GAAP Financials, shall be updated to include the schedules supporting the Closing Balance Sheet) could be completed in compliance with the Oral Agreements to which each such Work-In-Process relates if managed consistently with the past practices of the Company (and in compliance with industry standards and good practices) without adversely effecting, in the aggregate when complete, the profitability of the Company.

         3.8 ABSENCE OF CERTAIN CHANGES. Except as and to the extent set forth in Schedule 3.8, since the date of the Recent GAAP Financial Statements there has not been:

                  (a) NO ADVERSE CHANGE. Any adverse change in the financial condition, assets, liabilities, business, prospects or operations of Company;

                  (b) NO DAMAGE. Any loss, damage or destruction, whether covered by insurance or not, affecting Company's business or properties;

                  (c) NO INCREASE IN COMPENSATION. Any increase in the compensation, salaries or wages payable or to become payable to any employee or agent of Company (including, without limitation, any increase or change pursuant to any bonus, pension, profit sharing, retirement or other plan or commitment), or any bonus or other employee benefit granted, made or accrued;

                  (d) NO LABOR DISPUTES OR LOSS OF KEY EMPLOYEES. Any labor dispute, disturbance or organizing activity, other than routine individual grievances which are not material to the business, financial condition or results of operations of Company or any loss of any employee deemed "key" or "material" to the operation of the Company;

                  (e) NO COMMITMENTS. Any commitment or transaction by Company (including, without limitation, any borrowing or capital expenditure) other than in the ordinary course of business consistent with past practice;

                  (f) NO DIVIDENDS. Any declaration, setting aside, or payment of any dividend or any other distribution in respect of Company's capital stock; any redemption, purchase or other acquisition by Company of any capital stock of Company, or any security relating thereto; or any other payment to any shareholder of Company as such a shareholder;

                  (g) NO DISPOSITION OF PROPERTY. Any sale, lease or other transfer or disposition of any properties or assets of Company, except for the sale of inventory items in the ordinary course of business;

                  (h) NO INDEBTEDNESS. Any indebtedness for borrowed money incurred, assumed or guaranteed by Company;

                  (i) NO LIENS. Any mortgage, pledge, lien or encumbrance made on any of the properties or assets of Company;


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                  (j) NO AMENDMENT OF CONTRACTS. Any entering into, amendment or termination by Company of any contract, or any waiver of material rights thereunder, other than in the ordinary course of business;

                  (k) LOANS AND ADVANCES. Any loan or advance (other than advances to employees in the ordinary course of business for travel and entertainment in accordance with past practice) to or from any person including, but not limited to, any Affiliate (for purposes of this Agreement, the term "Affiliate" shall mean and include all Shareholders, directors and officers of Company; the spouse of any such person; any person who would be the heir or descendant of any such person if he or she were not living; and any entity in which any of the foregoing has a direct or indirect interest, except through ownership of less than 5% of the outstanding shares of any entity whose securities are listed on a national securities exchange or traded in the national over-the-counter market);

                  (l) CREDIT. Any grant of credit to any customer or distributor on terms or in amounts more favorable than those which have been extended to such customer or distributor in the past, any other change in the terms of any credit heretofore extended, or any other change of Company's policies or practices with respect to the granting of credit; or

                  (m) NO UNUSUAL EVENTS. Any other event or condition not in the ordinary course of business of Company that is likely to have a material adverse impact on the financial condition of the Company taken as a whole.

         3.9 ABSENCE OF UNDISCLOSED LIABILITIES. Except as and to the extent specifically disclosed in the Recent GAAP Financial Statements, or in Schedule 3.9, the Shareholders have no actual knowledge that the Company has any liabilities, commitments or obligations (secured or unsecured, and whether accrued, absolute, contingent, direct, indirect or otherwise), other than commercial liabilities and obligations incurred since the date of the Recent GAAP Financial Statements in the ordinary course of business and consistent with past practice and none of which has or will have a material adverse effect on the business, financial condition or results of operations of Company. Except as and to the extent described in the Recent GAAP Financial Statements or in
Schedule 3.9, neither Company nor any Shareholder has actual knowledge of any basis for the assertion against Company of any liability or of any circumstances, conditions, happenings, events or arrangements, contractual or otherwise, which may give rise to liabilities, except commercial liabilities and obligations incurred in the ordinary course of Company's business and consistent with past practice.

         3.10 NO LITIGATION. Except as set forth in Schedule 3.10 there is no action, suit, arbitration proceeding, investigation or inquiry pending or to the best knowledge of Company, threatened against Company, its directors (in such capacity), its business or any of its assets, nor is there any basis (past or present) for any such proceedings, investigations or inquiries. Schedule 3.10 also identifies all such actions, suits, proceedings, investigations and inquiries to which company or any of its directors have been parties within the last three (3) years. Except as set forth in Schedule 3.10, neither Company nor its business or assets is subject to any judgment, order, writ or injunction of any court, arbitrator or federal, state, foreign, municipal or other governmental department, commission, board, bureau, agency or instrumentality. With respect


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to that action identified on Schedule 3.10 as Hodges Golf Improvement Center,
LLC v. Crosby, Mead, Benton and Associates, Case Number GIC740010 (the "Hodges Action"): (i) the Hodges Action has been fully and finally settled, and a dismissal with prejudice of the entire action will be filed by October 21, 2000;
(ii) any and all monies to be paid pursuant to the settlement and/or the Hodges Action (including all attorneys' fees, costs and expenses) have and will be funded entirely by the Company's insurer (except for the Company's insurance deductible which has been paid in full as of the Closing Date) who had already accepted defense and indemnity obligations with respect to the Hodges Action; and (iii) there are no other actual or potential claims or liabilities which have or shall accrue in connection with the Hodges Action, including its settlement and/or the facts and circumstances which gave rise to the Hodges Action.

         3.11 COMPLIANCE WITH LAWS.

                  (a) COMPLIANCE. Except as set forth on Schedule 3.11, the Shareholders have no actual knowledge that the Company (including each and all of its operations, practices, properties and assets) is not in compliance with all applicable federal, state, local and foreign laws, ordinances, orders, rules and regulations (collectively, "Laws"), including without limitation, those applicable to discrimination in employment, sexual harassment, occupational safety and health, trade practices, competition and pricing, product warranties, zoning, building and sanitation, employment, retirement and labor relations, product advertising and laws relating to pollution or protection of the environment, including Laws relating to emissions, discharges, generation, storage, releases or threatened releases of pollutants, contaminants, chemicals or industrial, toxic, hazardous or petroleum or petroleum-based substances or wastes into the environment. Company has not received notice of any violation or alleged violation of, and is subject to no liability (whether accrued, absolute, contingent, direct or indirect) for past or continuing violation of, any Laws. The Shareholders have no actual knowledge of any reports and returns (i) required to be filed by Company with any governmental authority not having been filed, and (ii) being other than accurate and complete when filed.

                  (b) LICENSES AND PERMITS. Company has all licenses, permits, approvals, authorizations and consents of all governmental and regulatory authorities and all certification organizations required for the conduct of the business (as presently conducted and as proposed to be conducted) and operation of the Facilities. All such licenses, permits, approvals, authorizations and consents are described in
         Schedule 3.11(b), are in full force and effect and will not be affected or made subject to loss, limitation or any obligation to reapply as a result of the transactions contemplated hereby. Except as set forth in
         Schedule 3.11(b), Company (including its operations, properties and assets) is and has been in compliance with all such permits and licenses, approvals, authorizations and consents.

         3.12 TITLE TO AND CONDITION OF PROPERTIES.

                  (a) MARKETABLE TITLE. Except as set forth on Schedule 3.12(a), Company has good and marketable title to all of Company's assets, business and properties necessary or useful in conducting the Business, including, without limitation, all such properties (tangible and intangible) reflected in the Recent GAAP Financial Statements and all assets which are fully depreciated or used under license, including but not limited to, software, databases, reference materials and other intellectual property, in all cases free and clear of all mortgages, liens, (statutory or otherwise) security interests, claims, pledges, licenses, equities, options, conditional sales contracts, assessments, levies, easements, covenants, reservations, restrictions, rights-of-way, exceptions, limitations, charges or encumbrances of any nature whatsoever (collectively, "Liens") except those described in
         Schedule 3.12(a). None of Company's assets, business or properties are subject to any restrictions with respect to the transferability thereof; and the Company's title thereto will not be affected in any way by the transactions contemplated hereby.

                  (b) CONDITION. All property and assets owned or utilized by Company are in good operating condition and repair, free from any defects (except such minor defects and ordinary wear and tear as do not interfere with the use thereof in the conduct of the normal operations of Company), have been maintained consistent with the standards generally followed in the industry and are sufficient to carry on the business of Company as conducted during the preceding twelve (12) months.

                  (c) REAL PROPERTY. Schedule 3.12(c) sets forth all real property owned, used or occupied by Company (the "Real Property"), including a description of all land, and all encumbrances, easements or rights of way of record (or, if not of record, of which Company has notice or knowledge) granted on or appurtenant to or otherwise affecting such Real Property, the zoning classification thereof, and all plants, buildings or other structures located thereon. Schedule 3.12(c) also sets forth, with respect to each parcel of Real Property which is leased, the material terms of such lease. All buildings, plants and other structures owned or otherwise utilized by Company are in good condition and repair and have no structural defects or defects affecting the plumbing, electrical, sewerage, or heating, ventilating or air conditioning systems. There are now in full force and effect duly issued certificates of occupancy permitting the Real Property and improvements located thereon to be legally used and occupied as the same are now constituted. Shareholders have no actual knowledge of any fact or condition exists which would prohibit or adversely affect the ordinary rights of use by the Company of the Real Property. Neither Company nor any Shareholder has notice or knowledge of any (i) planned or proposed increase in assessed valuations of any Real Property, (ii) governmental agency or court order requiring repair, alteration, or correction of any existing condition affecting any Real Property or the systems or improvements thereat, (iii) condition or defect which could give rise to an order of the sort referred to in "(ii)" above, (iv) underground storage tanks, or any structural, mechanical, or other defects of material significance affecting any Real Property or the systems or improvements thereat (including, but not limited to, inadequacy for normal use of mechanical systems or disposal or water systems at or serving the Real Property), or (v) work that has been done or labor or materials that has or have been furnished to any Real Property during the period of six (6) months immediately preceding the date of this Agreement for which liens could be filed against any of the Real Property.

                  (d) NO CONDEMNATION OR EXPROPRIATION. Neither the whole nor any portion of the property or any other assets of Company is subject to any governmental decree or order to be sold or is being condemned, expropriated or otherwise taken by any public authority with or without payment of compensation therefor, nor to the best of Company's and Shareholders' knowledge has any such condemnation, expropriation or taking been proposed.

         3.13 INSURANCE. Set forth in Schedule 3.13 is a complete and accurate list and description of all policies of fire, liability, errors and omissions, workers compensation, health and other forms of insurance presently in effect with respect to the business and properties of Company, true and correct copies of which have heretofore been delivered to Buyer. Schedule 3.13 includes, without limitation, the carrier, the description of coverage, the limits of coverage, retention or deductible amounts, amount of annual premiums, date of expiration and the date through which premiums have been paid with respect to each such policy, and any pending claims in excess of $25,000. All such policies are valid, outstanding and enforceable policies and provide insurance coverage for the properties, assets and operations of Company, of the kinds, in the amounts and against the risks customarily maintained by organizations similarly situated; and no such policy (nor any previous policy) provides for or is subject to any currently enforceable retroactive rate or premium adjustment, loss sharing arrangement or other actual or contingent liability arising wholly or partially out of events arising prior to the date hereof. Schedule 3.13 indicates each policy as to which (a) the coverage limit has been reached or (b) the total incurred losses to date equal 50% or more of the coverage limit. No notice of cancellation or termination has been received with respect to any such policy, and neither Company nor any Shareholder has knowledge of any act or omission of Company which could result in cancellation of any such policy prior to its scheduled expiration date. Company has not been refused any insurance with respect to any aspect of the operations of the business nor has its coverage been limited by any insurance carrier (other than the initial policy limit) to which it has applied for insurance or with which it has carried insurance during the last three (3) years. Company has duly and timely made all claims it has been entitled to make under each policy of insurance. At all times during the last three (3) years, (a) all errors and omissions policies maintained by or for the benefit of Company have been "claims made" policies and not "occurrence" policies, and (b) all general liability policies maintained by or for the benefit of the Company have been "occurrence" policies. There is no claim by Company pending under any such policies as to which coverage has been questioned, denied or disputed by the underwriters of such policies, and neither Company nor any of the Shareholders knows of any basis for denial of any claim under any such policy. Company has not received any written notice from or on behalf of any insurance carrier issuing any such policy that insurance rates therefor will hereafter be substantially increased (except to the extent that insurance rates may be increased for all similarly situated risks) or that there will hereafter be a cancellation or an increase in a deductible (or an increase in premiums in order to maintain an existing deductible) or nonrenewal of any such policy. Such policies are sufficient in all material respects for compliance by Company with all requirements of law and with the requirements of all material contracts to which Company is a party.

         3.14 CONTRACTS AND COMMITMENTS.

                  (a) REAL PROPERTY LEASES. Except as set forth in Schedule 3.12(c), Company has no leases of real property.

                  (b) PERSONAL PROPERTY LEASES. Except as set forth in Schedule 3.14(b), Company has no leases of personal property involving consideration or other expenditure in excess of $5,000 or involving performance over a period of more than twelve (12) months.

                  (c) PURCHASE COMMITMENTS. Except as set forth in Schedule 3.14(c), Company has no purchase commitments for inventory, equipment items or supplies that, together with amounts on hand, constitute in excess of two (2) months normal usage.

                  (d) SALES COMMITMENTS. Except as set forth on Schedule 3.14(d), Company has no sales contracts or commitments to customers or distributors which aggregate in excess of $25,000 to any one customer or distributor (or group of affiliated customers or distributors). Company has no sales contracts or commitments except those made in the ordinary course of business, at arm's length, and no such contracts or commitments are for a sales price which would result in a loss to the Company.

                  (e) CONTRACTS WITH AFFILIATES AND CERTAIN OTHERS. Except as set forth in Schedule 3.14(e), Company has no agreement, understanding, contract or commitment (written or oral) with any Affiliate or any employee, agent, consultant, distributor, dealer or franchisee that is not cancelable by Company on notice of not longer than thirty (30) days without liability, penalty or premium of any nature or kind whatsoever.

                  (f) POWERS OF ATTORNEY. The Company has not given a power of attorney, which is currently in effect, to any person, firm or corporation for any purpose whatsoever.

                  (g) COLLECTIVE BARGAINING AGREEMENTS. Company is not a party to or in negotiations concerning any collective bargaining agreements with any unions, guilds, shop committees or other collective bargaining groups.

                  (h) LOAN AGREEMENTS. Except as set forth in Schedule 3.14(h), Company is not obligated under any loan agreement, promissory note, letter of credit, or other evidence of indebtedness as a signatory, guarantor or otherwise.

                  (i) GUARANTEES. Except as disclosed on Schedule 3.14(i), Company has not guaranteed the payment or performance of any person, firm or corporation, agreed to indemnify any person or act as a surety, or otherwise agreed to be contingently or secondarily liable for the obligations of any person.

                  (j) CONTRACTS SUBJECT TO RENEGOTIATION. Company is not a party to any contract with any governmental body which is subject to renegotiation.

                  (k) BURDENSOME OR RESTRICTIVE AGREEMENTS. Company is not a party to nor is it bound by any agreement, deed, lease or other instrument which is so burdensome as to materially affect or impair the operation of Company or result in a material loss to the Company. Without limiting the generality of the foregoing, Company is not a party to nor is it bound by any agreement requiring Company to assign any interest in any trade secret or proprietary information, or prohibiting or restricting Company from competing in any business or geographical area or soliciting customers or otherwise restricting it from carrying on its business anywhere in the world.

                  (l) OTHER MATERIAL CONTRACTS. Company has no lease, contract or commitment of any nature involving consideration or other expenditure in excess of $25,000, or involving performance over a period of more than twelve (12) months, or which is otherwise individually material to the operations of Company, except as explicitly described in Schedule 3.14(1) or in any other Schedule.

                  (m) NO DEFAULT. Company is not in default under any lease, contract or commitment, nor has any event or omission occurred which through the passage of time or the giving of notice, or both, would constitute a default thereunder or cause the acceleration of any of Company's obligations or result in the creation of any Lien on any of the assets owned, used or occupied by Company. No third party is in default under any lease, contract or commitment to which Company is a party, nor has any event or omission occurred which, through the passage of time or the giving of notice, or both, would constitute a default thereunder or give rise to an automatic termination, or the right of discretionary termination, thereof.

         3.15 LABOR MATTERS. Within the last five (5) years Company has not experienced any labor disputes, union organization attempts or any work stoppage due to labor disagreements in connection with its business. Except to the extent set forth in Schedule 3.15, (a) Company is in compliance with all applicable laws respecting employment and employment practices, sexual harassment, terms and conditions of employment and wages and hours, and is not engaged in any unfair labor practice; (b) there is no unfair labor practice charge or complaint against Company pending or threatened; (c) there is no labor strike, dispute, request for representation, slowdown or stoppage actually pending or threatened against or affecting Company nor any secondary boycott with respect to products of Company; (d) no question concerning representation has been raised or is threatened respecting the employees of Company; (e) no grievance which might have a material adverse effect on Company, nor any arbitration proceeding arising out of or under collective bargaining agreements, is pending and no such claim therefor exists; and (f) there are no administrative charges or court complaints against Company concerning alleged employment discrimination or other employment related matters pending or threatened before the U.S. Equal Employment Opportunity commission or any state or federal court or agency.

         3.16 EMPLOYEE BENEFIT PLANS.

                  (a) DISCLOSURE. Schedule 3.16(a) sets forth all pension, thrift, savings, profit sharing, retirement, incentive bonus or other bonus, medical, dental, life, accident insurance, benefit, employee welfare, disability, group insurance, stock purchase, stock option, stock appreciation, stock bonus, executive or deferred compensation, hospitalization and other similar fringe or employee benefit plans, programs and arrangements, and any employment or consulting contracts, "golden parachutes," collective bargaining agreements, severance agreements or plans, vacation and sick leave plans, programs, arrangements and policies, including, without limitation, all "employee benefit plans" (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), all employee manuals, and all written or binding oral statements of policies, practices or understandings relating to employment, which are provided to, for the benefit of, or relate to, any persons ("Company Employees") employed by Company. The items described in the foregoing sentence are hereinafter sometimes referred to collectively as "Employee Plans/Agreements," and each individually as an "Employee Plan/Agreement." True and correct copies of all the Employee Plans/Agreements, including all amendments thereto, have heretofore been provided to Buyer. Each of the Employee Plans/Agreements is identified on Schedule 3.16(a), to the extent applicable, as one or more of the following: an "employee pension benefit plan" (as defined in Section 3(2) of ERISA), a "defined benefit plan" (as defined in Section 414 of the Code), an "employee welfare benefit plan" (as defined in Section 3(1) of ERISA), and/or as a plan intended to be qualified under Section 401 of the Code. No Employee Plan/Agreement is a "multiemployer plan" (as defined in Section 4001 of ERISA), and Company has never contributed nor been obligated to contribute to any such multiemployer plan.

                  (b) TERMINATIONS, PROCEEDINGS, PENALTIES, ETC. With respect to each employee benefit plan (including, without limitation, the Employee Plans/Agreements) that is subject to the provisions of Title IV of ERISA and with respect to which the Company or any of its assets may, directly or indirectly, be subject to any liability, contingent or otherwise, or the imposition of any lien (whether by reason of the complete or partial termination of any such plan, the funded status of any such plan, any "complete withdrawal" (as defined in Section 4203 of ERISA) or "partial withdrawal" (as defined in Section 4205 of ERISA) by any person from any such plan, or otherwise):

                           (i) no such plan has been terminated so as to
                  subject, directly or indirectly, any assets of Company to any liability, contingent or otherwise, or the imposition of any lien under Title IV of ERISA;

                           (ii) no proceeding has been initiated or threatened
                  by any person (including the Pension Benefit Guaranty Corporation ("PBGC") to terminate any such plan;

                           (iii) no condition or event currently exists or
                  currently is expected to occur that could subject, directly or indirectly, any assets of Company to any liability, contingent or otherwise, or the imposition of any lien under Title IV of ERISA, whether to the PBGC or to any other person or otherwise on account of the termination of any such plan;

                           (iv) if any such plan were to be terminated as of or
                  prior to the Closing Date, no assets of Company would be subject, directly or indirectly, to any liability, contingent or otherwise, or the imposition of any lien under Title IV of ERISA;

                           (v) no "reportable event" (as defined in Section 4043
                  of ERISA) has occurred with respect to any such plan;

                           (vi) no such plan which is subject to Section 302 of
                  ERISA or Section 412 of the Code has incurred any "accumulated funding deficiency" (as defined in Section 302 of ERISA and Section 412 of the Code, respectively), whether or not waived; and

                           (vii) no such plan is a multiemployer plan or a plan
                  described in Section 4064 of ERISA.

                  (c) PROHIBITED TRANSACTIONS, ETC. There have been no "prohibited transactions" within the meaning of Section 406 or 407 of ERISA or Section 4975 of the Code for which a statutory or administrative exemption does not exist with respect to any Employee Plan/Agreement, and no event or omission has occurred in connection with which the Company or any of its assets or any Employee Plan/Agreement, directly or indirectly, could be subject to any liability under ERISA, the Code or any other law, regulation or governmental order applicable to any Employee Plan/Agreement, or under any agreement, instrument, statute, rule of law or regulation pursuant to or under which Company has agreed to indemnify or is required to indemnify any person against liability incurred under, or for a violation or failure to satisfy the requirements of, any such statute, regulation or order.

                  (d) FULL FUNDING. The funds available under each Employee Plan/Agreement which is intended to be a funded plan exceed the amounts required to be paid, or which would be required to be paid if such Employee Plan/Agreement were terminated, on account of rights vested or accrued as of the Closing Date (using the actuarial methods and assumptions then used by Company's actuaries in connection with the funding of such Employee Plan/Agreement).

                  (e) CONTROLLED GROUP; AFFILIATED SERVICE GROUP; LEASED EMPLOYEES. Company is not and never has been a member of a controlled group of corporations as defined in Section 414(b) of the Code or in common control with any unincorporated trade or business as determined under Section 414(c) of the Code. Company is not and never has been a member of an "affiliated service group" within the meaning of Section 414(m) of the Code. There are not and never have been any leased employees within the meaning of Section 414(n) of the Code who perform services for Company, and no individuals are expected to become leased employees with the passage of time.

                  (f) PAYMENTS AND COMPLIANCE. With respect to each Employee Plan/Agreement, (i) all payments due from Company to date have been made and all amounts properly accrued to date as liabilities of Company which have not been paid have been properly recorded on the books of Company and are reflected in the Recent GAAP Financial Statements; (ii) Company has complied with, and each such Employee Plan/Agreement conforms in form and operation to, all applicable laws and regulations, including but not limited to ERISA and the Code, in all respects and all reports and information relating to such Employee Plan/Agreement required to be filed with any governmental entity have been timely filed; (iii) all reports and information relating to each such Employee Plan/Agreement required to be disclosed or provided to participants or their beneficiaries have been timely disclosed or provided; (iv) each such Employee

         Plan/Agreement which is intended to qualify under Section 401 of the Code has received a favorable determination letter from the Internal Revenue Service with respect to such qualification, its related trust has been determined to be exempt from taxation under Section 501(a) of the Code, and nothing has occurred since the date of such letter that has or is likely to adversely affect such qualification or exemption;
         (iv) there are no actions, suits or claims pending (other than routine claims for benefits) or threatened with respect to such Employee Plan/Agreement or against the assets of such Employee Plan/Agreement; and (v) no Employee Plan/Agreement is a plan which is established and maintained outside the United States primarily for the benefit of individuals substantially all of whom are nonresident aliens.

                  (g) POST-RETIREMENT BENEFITS. No Employee Plan/Agreement provides benefits, including, without limitation, death or medical benefits (whether or not insured) with respect to current or former Company employees beyond their retirement or other termination of service other than (i) coverage mandated by applicable law, (ii) death or retirement benefits under any Employee Plan/Agreement that is an employee pension benefit plan, (iii) deferred compensation benefits accrued as liabilities on the books of Company (including the Recent GAAP Financial Statements), (iv) disability benefits under any Employee Plan/ Agreement that is an employee welfare benefit plan and which have been fully provided for by insurance or otherwise or (v) benefits in the nature of severance pay.

                  (h) NO TRIGGERING OF OBLIGATIONS. The consummation of the transactions contemplated by this Agreement will not (i) entitle any current or former employee of Company to severance pay, unemployment compensation or any other payment, except as expressly provided in this Agreement, (ii) accelerate the time of payment or vesting, or increase the amount of compensation due to any such employee or former employee or (iii) result in any prohibited transaction described in Section 406 of ERISA or Section 4975 of the Code for which an exemption is not available.

                  (i) DELIVERY OF DOCUMENTS. There has been delivered to Buyer, with respect to each Employee Plan/Agreement:

                           (i) a copy of the annual report, if required under
                  ERISA, with respect to each such Employee Plan/Agreement for the last two (2) years;

                           (ii) a copy of the summary plan description, together
                  with each summary of material modifications, required under ERISA with respect to such Employee Plan/Agreement, all material employee communications relating to such Employee Plan/Agreement, and, unless the Employee Plan/Agreement is embodied entirely in an insurance policy to which Company is a party, a true and complete copy of such Employee Plan/Agreement;

                           (iii) if the Employee Plan/Agreement is funded
                  through a trust or any third party funding vehicle (other than an insurance policy), a copy of the trust or other funding agreement and the latest financial statements thereof; and

                           (iv) the most recent determination letter received
                  from the Internal Revenue Service with respect to each Employee Plan/Agreement that is intended to be a "qualified plan" under Section 401 of the Code.

                           (v) With respect to each Employee Plan/Agreement for
                  which an annual report has been filed and delivered to Buyer pursuant to clause (i) of this Section 3.16(i), no material adverse change has occurred with respect to the matters covered by the latest such annual report since the date thereof.

                  (j) FUTURE COMMITMENTS. Company has no announced plan or legally binding commitment to create any additional Employee Plans/Agreements or to amend or modify any existing Employee Plan/Agreement.

         3.17 EMPLOYMENT COMPENSATION. Schedule 3.17 contains a true and correct list of all employees to whom Company is paying compensation and the compensation paid thereto during the twelve month period ending as of the date of the Recent GAAP Financial Statements, including bonuses and incentives (such as auto allowances, company supplied autos, life insurance and other benefits), and listing the current annual rate of compensation for each employee.

         3.18 TRADE RIGHTS. Schedule 3.18 lists all Trade Rights (as defined below) in which Company now has any interest, specifying whether such Trade Rights are owned, controlled, used or held (under license or otherwise) by Company, and also indicating which of such Trade Rights are registered. All Trade Rights shown as registered in Schedule 3.18 have been properly registered, all pending registrations and applications have been properly made and filed and all maintenance, renewal and other fees relating to registrations or applications are current. In order to conduct the business of Company, as such is currently being conducted or proposed to be conducted, Company does not require any Trade Rights that it does not already have. Company is not infringing and has not infringed any Trade Rights of another in the operation of the business of Company, nor is any other person infringing the Trade Rights of Company. Company has not granted any license or made any assignment of any Trade Right listed on Schedule 3.18, nor does Company pay any royalties or other consideration for the right to use any Trade Rights of others. There are no inquiries, investigations or claims or litigation challenging or threatening to challenge Company's right, title and interest with respect to its continued use and right to preclude others from using any Trade Rights of Company. All Trade Rights of Company are valid, enforceable and in good standing, and there are no equitable defenses to enforcement based on any act or omission of Company. The consummation of the transactions contemplated hereby will not alter or impair any Trade Rights owned or used by Company. As used herein, the term "Trade Rights" shall mean and include: i) all trademark rights, business identifiers, trade dress, service marks, trade names and brand names, all registrations thereof and applications therefor and all goodwill associated with the foregoing; (ii) all copyrights, copyright registrations and copyright applications, and all other rights associated with the foregoing and the underlying works of authorship; (iii) all patents and patent applications, and all international proprietary rights associated therewith; (iv) all contracts or agreements granting any right, title, license or privilege under the intellectual property rights of any third party; (v) all inventions, mask works and mask work registrations, know-how, discoveries, improvements, designs, trade secrets, shop and royalty rights, employee covenants and agreements respecting intellectual property and non-competition and all other types of intellectual property; and (vi) all claims for infringement or breach of any of the foregoing.

         3.19 MAJOR CUSTOMERS AND SUPPLIERS.

                  (a) MAJOR CUSTOMERS. Schedule 3.19(a) contains a list of the 10 largest customers of Company for each of the two (2) most recent fiscal years (determined on the basis of the total dollar amount of net sales) showing the total dollar amount of net sales to each such customer during each such year. Neither Company nor any Shareholder has any knowledge or information of any facts indicating, nor any other reason to believe, (i) that the Company's relationship with any of the customers listed on Schedule 3.19(a) is other than that which is likely to give rise to a positive recommendation by such customer of the Company to others, or (ii) that to the extent any Customer listed on
         Schedule 3.19(a) would have recurring projects, that such Customer would be other than likely to retain the Company to perform such project.

                  (b) MAJOR SUPPLIERS. Schedule 3.19(b) contains a list of the 10 largest suppliers of services and goods (including major subcontractors) to Company for each of the two (2) most recent fiscal years (determined on the basis of the total dollar amount of purchases) showing the total dollar amount of purchases from each such supplier during each such year. Neither Company nor any Shareholder has any knowledge or information of any facts indicating, nor any other reason to believe, that any of the suppliers listed on Schedule 3.19(b) will not continue to be suppliers to the business of Company after the Closing and will not continue to supply the business with substantially the same quantity and quality of goods at competitive prices. There are no agreements between the Company and any subcontractor or supplier requiring Company to use the services or goods of such subcontractor or supplier with respect to any further Company business.

         3.20 WARRANTY AND PRODUCT LIABILITY. Schedule 3.20 contains a true, correct and complete copy of Company's standard warranty or warranties and, except as stated therein, there are no warranties, commitments or obligations with respect to the Company's services. Schedule 3.20 sets forth the estimated aggregate annual cost to Company of performing warranty obligations for customers for each of the five (5) preceding fiscal years and the current fiscal year to the date of the Recent GAAP Financial Statements. Schedule 3.20 contains a description of all malpractice claims, product liability claims and/or errors and omission claims and similar claims, actions, litigation and other proceedings relating to services rendered, which are presently pending or which to Company's or any Shareholder's knowledge are threatened, or which have been asserted or commenced against Company within the last five (5) years, in which a party thereto either requests injunctive relief or alleges damages (whether or not covered by insurance).

         3.21 BANK ACCOUNTS. Schedule 3.21 sets forth the names and locations of all banks, trust companies, savings and loan associations and other financial institutions at which the company maintains a safe deposit box, lock box or checking, savings, custodial or other account of any nature, the type and number of each such account and the signatories therefore, a description of any compensating balance arrangements, and the names of all persons authorized to draw thereon, make withdrawals therefrom or have access thereto.

         3.22 AFFILIATES, RELATIONSHIPS TO COMPANY.

                  (a) CONTRACTS WITH AFFILIATES. All leases, contracts, agreements or other arrangements between Company and any Affiliate are described on Schedule 3.22(a).

                  (b) NO ADVERSE INTERESTS. No Affiliate has any direct or indirect interest in (i) any entity which does business with Company or is competitive with Company's business, or (ii) any property, asset or right which is used by Company in the conduct of its business.

                  (c) OBLIGATIONS. All obligations of any Affiliate to Company, and all obligations of Company to any Affiliate, are listed on Schedule 3.22(c).

         3.23 NO BROKERS OR FINDERS. Except as set forth in Schedule 3.24, neither Company nor any of its directors, officers, employees, Shareholders or agents have retained, employed or used any broker or finder in connection with the transaction provided for herein or in connection with the negotiation thereof.

         3.24 DISCLOSURE. No representation or warranty by the Shareholders in this Agreement, nor any statement, certificate, schedule, document or exhibit hereto furnished or to be furnished by or on behalf of Shareholders pursuant to this Agreement or in connection with transactions contemplated hereby, contains or shall contain any untrue statement of material fact or omits or shall omit a material fact necessary to make the statements contained therein not misleading.

         3.25 INVESTMENT REPRESENTATION. The representations and warranties contained in the Investment Representation Certificate (the "Investor Certificate"), in the form attached hereto as Exhibit 3.25, are true and correct and shall be true and correct on the Closing Date.

4.       REPRESENTATIONS AND WARRANTIES OF BUYER.

         Buyer makes the following representations and warranties to the Shareholders, each of which is true and correct on the date hereof, shall remain true and correct to and including the Closing Date, shall be unaffected by any investigation heretofore or hereafter made by Shareholders or any notice to Shareholders, and shall survive the Closing of the transactions provided for herein.

         4.1 CORPORATE.

                  (a) ORGANIZATION. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of California.

                  (b) CORPORATE POWER. Buyer has all requisite corporate power to enter into this Agreement and the other documents and instruments to be executed and delivered by Buyer and to carry out the transactions contemplated hereby and thereby.

         4.2 AUTHORITY. The execution and delivery of this Agreement and the other documents and instruments to be executed and delivered by Buyer pursuant hereto and the consummation of the transactions contemplated hereby and thereby have been duly authorized by the Board of Directors of Buyer. No other corporate act or proceeding on the part of Buyer or its shareholders is necessary to authorize this Agreement or the other documents and instruments to be executed and delivered by Buyer pursuant hereto or the consummation of the transactions contemplated hereby and thereby. This Agreement constitutes, and when executed and delivered, the other documents and instruments to be executed and delivered by Buyer pursuant hereto will constitute, valid and binding agreements of Buyer, enforceable in accordance with their respective terms, except as such may be limited by bankruptcy, insolvency, reorganization or other laws affecting creditors' rights generally, and by general equitable principles.

         4.3 NO BROKERS OR FINDERS. Except as set forth on Schedule 4.3, neither Buyer nor any of its directors, officers, employees or agents have retained, employed or used any broker or finder in connection with the transaction provided for herein or in connection with the negotiation thereof.

         4.4 DISCLOSURE. No representation or warranty by Buyer in this Agreement, nor any statement, certificate, schedule, document or exhibit hereto furnished or to be furnished by or on behalf of Buyer pursuant to this Agreement or in connection with transactions contemplated hereby, contains or shall contain any untrue statement of material fact or omits or shall omit a material fact necessary to make the statements contained therein not misleading.

         4.5 INVESTMENT INTENT. The Shares are being acquired by Buyer for investment only and not with the view to resale or other distribution.

         4.6 SEC FILINGS AND FINANCIAL STATEMENTS. Buyer has timely made all required filings with the Securities and Exchange Commission ("SEC") and such filings do not contain any untrue statements by Buyer of a material fact concerning Buyer or omit any material fact concerning Buyer necessary to make the statements in such filings not misleading. Each of the financial statements concerning Buyer contained within such SEC filings by Buyer were prepared in accordance with GAAP and fairly present the financial position of Buyer as of the respective date of such financial statements. True and correct copies of all of Buyer's SEC filings since August 26, 1999, have been delivered to Shareholders or made available to Shareholders (such filings are available online at the SEC website for review). There has been no material adverse change in Buyer's financial condition, assets, liabilities, business, prospects or operations since the date of the most recent financial statement made available to Shareholders (June 30, 2000). Buyer is not aware of any event, other than the transaction contemplated hereby, which would require Buyer to file a report of Form 8-K with the SEC.

5.       COVENANTS.

         5.1 REFERRAL OF CLIENTS. Buyer and the Company shall use commercially reasonable efforts to refer potential clients and projects to the other to the extent that such clients or projects require services that are within the scope of each of their respective core expertise.

         5.2 EMPLOYEE OPTIONS. Buyer shall reserve up to fifty thousand (50,000) options to purchase its common stock for grant to current and future employees of the Company. The recipients of such options shall be subject to the approval of Buyer.

         5.3 NONCOMPETITION. Subject to the Closing, and as an inducement to Buyer to execute this Agreement and complete the transactions contemplated hereby, and in order to preserve the goodwill associated with the business of Company being acquired pursuant to this Agreement, each Shareholder shall, on or before the Closing Date and in accordance with the requirements of Exhibit 5.3-1, enter into either that certain (i) Noncompetition Agreement (Primary) substantially in the form of Exhibit 5.3-2 attached hereto, or (ii) Noncompetition Agreement (Other) substantially in the form of Exhibit 5.3-3 attached hereto.

         5.4 CONFIDENTIALITY. As an inducement to Buyer to execute this Agreement and complete the transactions contemplated hereby, and in order to preserve the goodwill associated with the business of the Company, each Shareholder hereby covenants and agrees as follows:

                  (a) COVENANT OF CONFIDENTIALITY. No Shareholder shall at any time subsequent to the Closing, except as explicitly requested by Buyer, (i) use for any purpose, (ii) disclose to any person, or (iii) keep or make copies of documents, tapes, discs or programs containing, any confidential information concerning Company. For purposes hereof, "confidential information" shall mean and include, without limitation, all Trade Rights in which Company has an interest, all customer lists and customer information, and all other information concerning Company's processes, apparatus, equipment, packaging, products, marketing and distribution methods, not previously disclosed to the public directly by Company.

                  (b) EQUITABLE RELIEF FOR VIOLATIONS. Each Shareholder agrees that the provisions and restrictions contained in Section 5.3 and this
         Section 5.4 are necessary to protect the legitimate continuing interests of Buyer in acquiring the Shares, and that any violation or breach of these provisions will result in irreparable injury to Buyer for which a remedy at law would be inadequate and that, in addition to any relief at law which may be available to Buyer for such violation or breach and regardless of any other provision contained in this Agreement, Buyer shall be entitled to injunctive and other equitable relief as a court may grant after considering the intent of Section 5.3 and this Section 5.4.

         5.5 GENERAL RELEASES. At the Closing, each Shareholder shall deliver, general releases to Buyer, in form and substance satisfactory to Buyer and its counsel, releasing Company and the directors, officers, agents and employees of Company from all claims to the Closing Date, except (i) as may be described in written contracts disclosed in the Disclosure Schedule and expressly described and excepted from such releases, and (ii) in the case of persons who are employees of the Company, compensation for current periods expressly described and excepted from such releases.

         5.6 BOOKS AND RECORDS REQUEST. The Company, at its own expense, shall cause its books and records to conform to GAAP for the engineering/construction industry prior to the review by Buyer described in Section 5.7.

         5.7 ACCESS TO INFORMATION AND RECORDS. Subject to the existing March 31, 2000, Confidentiality Agreement between Buyer and Company, during the period prior to the Closing, Shareholders shall cause Company to give Buyer, its counsel, accountants and other representatives (i) access during normal business hours to all of the properties, books, records, contracts and documents of Company for the purpose of such inspection, investigation and testing as Buyer deems appropriate (and Company shall furnish or cause to be furnished to Buyer and its representatives all information with respect to the business and affairs of Company as Buyer may request); (ii) upon Company's consent (not unreasonably withheld), access to employees, agents and representatives for the purposes of such meetings and communications as Buyer reasonably desires; and (iii) with the prior consent of Company in each instance (which consent shall not be unreasonably withheld), access to vendors, customers, manufacturers of its machinery and equipment, and others having business dealings with Company.

         5.8 CONDUCT OF BUSINESS PENDING THE CLOSING. From the date hereof until the Closing, except as otherwise approved in writing by the Buyer, Company covenants as follows, and Shareholders shall cause each of the following to occur:

                  (a) NO CHANGES. Company will carry on its business diligently and in the same manner as heretofore and will not make or institute any changes in its methods of purchase, sale, management, accounting or operation.

                  (b) MAINTAIN ORGANIZATION. Company will take such action as may be necessary to maintain, preserve, renew and keep in favor and effect the existence, rights and franchises of Company and will use its best efforts to preserve the business organization of Company intact, to keep available to Company the present officers and employees, and to preserve for Company its present relationships with suppliers and customers and others having business relationships with Company.

                  (c) NO BREACH. Company and Shareholders will not do or omit any act, or permit any omission to act, which may cause a breach of any material contract, commitment or obligation, or any breach of any representation, warranty, covenant or agreement made by the Shareholders herein, or which would have required disclosure on
         Schedule 3.8 had it occurred after the date of the Recent GAAP Financial Statements and prior to the date of this Agreement.

                  (d) NO MATERIAL CONTRACTS. Without the prior written consent of Buyer, no contract or commitment will be entered into, and no purchase of supplies, equipment and no sale of goods or services (real, personal, or mixed, tangible or intangible) will be made, by or on behalf of Company, except contracts, commitments, purchases or sales which are in the ordinary course of business and consistent with past practice, are not material to the Company (individually or in the aggregate) and would not have been required to be disclosed in the Disclosure Schedule had they been in existence on the date of this Agreement.

                  (e) NO CORPORATE CHANGES. Company shall not amend its Articles of Incorporation or Bylaws or make any changes in authorized or issued capital stock.

                  (f) MAINTENANCE OF INSURANCE. Company shall maintain all of the insurance in effect as of the date hereof and shall procure such additional insurance as shall be reasonably requested by Buyer.

                  (g) MAINTENANCE OF PROPERTY. Company shall use, operate, maintain and repair all property of Company in a normal business manner.

                  (h) INTERIM FINANCIALS. Company will provide Buyer with interim monthly financial statements (as of calendar month-end) and other management reports as and when they are available.

                  (i) NO NEGOTIATIONS. Neither Company nor any Shareholder will directly or indirectly (through a representative or otherwise) solicit or furnish any information to any prospective buyer, commence, or conduct presently ongoing, negotiations with any other party or enter into any agreement with any other party concerning the sale of Company, Company's assets or business or any part thereof or any equity securities of Company (an "acquisition proposal"), and Company and Shareholders shall immediately advise Buyer of the receipt of any acquisition proposal.

                  (j) NO TRANSFER OF SHARES. No Shareholder shall transfer or attempt to transfer any of the Shares except to Buyer pursuant hereto; and Company shall refuse to accept any certificates for Shares to be transferred or otherwise to allow such transfers to occur upon its books.

         5.9 CONSENTS. Company and Shareholders will use their best efforts prior to Closing to obtain all consents necessary for the consummation of the transactions contemplated hereby.

         5.10 OTHER ACTION. Company and Shareholders shall use their best efforts to cause the fulfillment at the earliest practicable date of all of the conditions to the parties' obligations to consummate the transactions contemplated in this Agreement.

         5.11 DISCLOSURE SCHEDULE. Shareholders and Company shall have a continuing obligation to promptly notify Buyer in writing with respect to any matter hereafter arising or discovered which, if existing or known at the date of this Agreement, would have been required to be set forth or described in the Disclosure Schedule, but no such disclosure shall cure any breach of any representation or warranty which is inaccurate.

         5.12 NO SOLICITATION. In the event that the Closing does not occur, neither Buyer, Shareholders nor the Company shall actively solicit any existing employees of the Company or the Buyer for a one year period, commencing the date of this Agreement. This does not preclude either party for having discussions with and hiring employees of the Company or the Buyer, if those employees initiate the process. If Buyer, Shareholders or the Company does initiate the solicitation of the other party's employees, that party shall be liable to pay the other for liquidated damages therefore, an amount equal to the annual salary of the employee with whom such party initiated discussions.

6.       CONDITIONS PRECEDENT TO BUYER'S OBLIGATIONS.

         Each and every obligation of Buyer to be performed on the Closing Date shall be subject to the satisfaction prior to or at the Closing of each of the following conditions:

         6.1 REPRESENTATIONS AND WARRANTIES TRUE AS OF THE CLOSING DATE. Each of the representations and warranties made by Shareholders in this Agreement, and the statements contained in the Disclosure Schedule or in any instrument, list, certificate or writing delivered by Shareholders or Company pursuant to this Agreement, shall be true and correct in all material respects when made and shall be true and correct in all material respects at and as of the Closing Date as though such representations and warranties were made or given on and as of the Closing Date, except for any changes permitted by the terms of this Agreement or consented to in writing by Buyer.

         6.2 COMPLIANCE WITH AGREEMENT. Shareholders and Company shall have in all material respects performed and complied with all of their agreements and obligations under this Agreement which are to be performed or complied with by them prior to or on the Closing Date, including the delivery of the closing documents specified in Section 9.1.

         6.3 ABSENCE OF SUIT. No action, suit or proceeding before any court or any governmental authority shall have been commenced or threatened, and no investigation by any governmental or regulating authority shall have been commenced, against Buyer, Company or any of the affiliates, officers or directors of any of them, with respect to the transactions contemplated hereby.

         6.4 CONSENTS AND APPROVALS. All approvals, consents and waivers that are required to effect the transactions contemplated hereby shall have been received, and executed counterparts thereof shall have been delivered to Buyer not less than two (2) business days prior to the Closing.

         6.5 THIRD PARTY CONSENTS. Company shall have delivered to Buyer on or prior to the Closing Date, consents from landlords under each lease of Real Property to the transactions contemplated by this Agreement. Buyer shall have obtained all approvals, consents and waivers from its banks and other third parties from whom such consents, approvals or waivers are required.

         6.6 SECTION 1445 AFFIDAVIT. Company shall have delivered to Buyer an affidavit, in form satisfactory to Buyer, to the effect that Company is not a "foreign person," "foreign corporation," "foreign partnership," "foreign trust," or "foreign estate" under Section 1445 of the Code, and containing all such other information as is required to comply with the requirements of such section.

         6.7 TERMINATION OF QUALIFIED PLANS. The Board of Directors of the Company shall have executed a unanimous written consent substantially in the form of Exhibit 6.9-1 hereto terminating its 401(k) plan sufficiently prior to the Closing to cause, to the reasonable satisfaction of Buyer and its counsel, Buyer's qualified plans not to be deemed to be successor plans, and the Company shall amend its 401(k) plan by adopting the amendment substantially in the form of Exhibit 6.9-2 hereto.

         6.8 SATISFACTORY DUE DILIGENCE AND DISCLOSURE. Buyer shall have been provided with all reasonably requested due diligence materials and the schedules attached hereto and shall have completed, to its satisfaction, a "due diligence" review of the assets, liabilities, operations, financial condition, and proprietary rights of the Company.

         6.9 SATISFACTORY EVIDENCE OF AUTHORITY TO EXECUTE. Shareholders shall have provided such documents or instruments as are necessary, in the reasonable judgment of buyer's counsel, to establish the authority of the person or persons executing this Agreement on behalf of the Shareholders.

         6.10 BANK LIEN. Company's credit line and lien in favor of Wells Fargo Bank shall have been terminated.

         6.11 INVESTOR CERTIFICATE. Each of the Shareholders shall have executed and delivered to the Buyer the Investor Certificate.

         6.12 INSURANCE. Company shall have obtained a policy of multi-year "run-off" insurance in form and content satisfactory to Buyer, naming Buyer as an additional insured, a description of which is contained in a copy of the insurance binder attached hereto as Exhibit 6.12.

7.       CONDITIONS PRECEDENT TO SHAREHOLDERS' OBLIGATIONS.

         Each and every obligation of Shareholders to be performed on the Closing Date shall be subject to the satisfaction prior to or at the Closing of the following conditions:

         7.1 REPRESENTATIONS AND WARRANTIES TRUE ON THE CLOSING DATE. Each of the representations and warranties made by Buyer in this Agreement shall be true and correct in all material respects when made and shall be true and correct in all material respects at and as of the Closing Date as though such representations and warranties were made or given on and as of the Closing Date.

         7.2 COMPLIANCE WITH AGREEMENT. Buyer shall have in all material respects performed and complied with all of Buyer's agreements and obligations under this Agreement which are to be performed or complied with by Buyer prior to or on the Closing Date, including the delivery of the closing documents specified in Section 9.2.

         7.3 ABSENCE OF SUIT. No action, suit or proceeding before any court or any governmental authority shall have been commenced or threatened, and no investigation by any governmental or regulating authority shall have been commenced, against Buyer, Company or any of the affiliates, officers or directors of any of them, with respect to the transactions contemplated hereby.

         7.4 SHARE PRICE. The closing ask price of the Buyer's common stock on the NASDAQ National Market shall have been $3.00 or greater during the period commencing on the date of this Agreement and ending on the date immediately preceding the Closing Date.

8.       INDEMNIFICATION.

         8.1 BY SHAREHOLDERS. Subject to the terms and conditions of this
Section 8, each Shareholder, jointly and severally, hereby agrees to indemnify, defend and hold harmless Buyer, its directors, officers, employees and controlled and controlling persons (hereinafter "Buyer's Affiliates") and the Company from and against all Claims asserted against, resulting to, imposed upon, or incurred by Buyer, Buyer's Affiliates or the Company, directly or indirectly, by reason of, arising out of, resulting from or not otherwise disclosed as a result of (a) the inaccuracy or breach of any representation or warranty of any Shareholder or Company contained in or made pursuant to this Agreement (regardless of whether such breach is deemed "material" for purpose of Section 6.1), or (b) the breach of any covenant of any Shareholder or the Company contained in this Agreement; provided, however, Shareholders shall have no liability under this Section 8.1 until the total liability under this Section
8.1 for all Claims considered together exceeds $20,000 (and then only to the excess) (such $20,000 threshold amount referred to herein as the "Liability Basket"). Notwithstanding the foregoing, any Claims pursuant to Section 3.1,
Section 3.2, Section 3.4, Section 3.5, Section 3.6, Section 3.7 and Section 3.12, shall have no Liability Basket threshold and shall give rise to a right of indemnity commencing with the "first Dollar" of Claims. In addition Shareholders shall have no liability under this Section 8.1 in excess of the Purchase Price, provided, however, that the Shareholders shall have liability in excess of the Purchase Price for breaches concerning Section 3.1, Section 3.2, Section 3.5,
Section 3.10, Section 3.11(a), Section 3.16 and Section 3.20. As used in this
Section 8, the term "Claim" shall include (i) all debts, liabilities and obligations; (ii) all losses, damages (including, without limitation, consequential damages), judgments, awards, settlements, costs and expenses (including, without limitation, interest (including prejudgment interest in any litigated matter), penalties, court costs and attorneys fees and expenses); and
(iii) all demands, claims, suits, actions, costs of investigation, causes of action, proceedings and assessments, whether or not ultimately determined to be valid. Buyer may, at its sole and absolute discretion, elect to set-off the amount or value or any such Claim against any payments otherwise due to Shareholders hereunder, whether in cash, Buyer Stock, or otherwise as described in Section 8.4.

         8.2 BY BUYER. Subject to the terms and conditions of this Section 8, Buyer hereby agrees to indemnify, defend and hold harmless each Shareholder from and against all Claims asserted against, resulting to, imposed upon or incurred by any such person, directly or indirectly, by reason of or resulting from (a) the inaccuracy or breach of any representation or warranty of Buyer contained in or made pursuant to this Agreement (regardless of whether such breach is deemed "material" for purposes of Section 7.1), or (b) the breach of any covenant of Buyer contained in this Agreement, including any claim accruing after the Closing Date and for which the Shareholders are not otherwise liable hereunder.

         8.3 INDEMNIFICATION OF THIRD-PARTY CLAIMS. The obligations and liabilities of any party to indemnify any other under this Section 8 with respect to Claims relating to third parties shall be subject to the following terms and conditions:

                  (a) NOTICE AND DEFENSE. The party or parties to be indemnified (whether one or more, the "Indemnified Party") will give the party from whom indemnification is sought (the "Indemnifying Party") prompt written notice of any such Claim, and the Indemnifying Party will undertake the defense thereof by representatives chosen by it.

         Failure to give such notice shall not affect the Indemnifying Party's duty or obligations under this Section 8, except to the extent the Indemnifying Party is prejudiced thereby. So long as the Indemnifying Party is defending any such Claim actively and in good faith, the Indemnified Party shall not settle such Claim. The Indemnified Party shall make available to the Indemnifying Party or its representatives all records and other materials required by them and in the possession or under the control of the Indemnified Party, for the use of the Indemnifying Party and its representatives in defending any such Claim, and shall in other respects give reasonable cooperation in such defense.

                  (b) FAILURE TO DEFEND. If the Indemnifying Party, within a reasonable time after notice of any such Claim, fails to defend such Claim actively and in good faith, the Indemnified Party (upon further notice) has the right to undertake the defense, compromise or settlement of such Claim or consent to the entry of a judgment with respect to such Claim, on behalf of and for the account and risk of the Indemnifying Party, and the Indemnifying Party shall thereafter have no right to challenge the Indemnified Party's defense, compromise, settlement or consent to judgment therein.

                  (c) INDEMNIFIED PARTY'S RIGHTS. Anything in this Section 8.3 to the contrary notwithstanding, (i) if there is a reasonable probability that a Claim may materially and adversely affect the Indemnified Party other than as a result of money damages or other money payments, the Indemnified Party shall have the right to defend, compromise or settle such Claim, and (ii) the Indemnifying Party shall not, without the written consent of the Indemnified Party, settle or compromise any Claim or consent to the entry of any judgment which does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the Indemnified Party of a release from all liability in respect of such Claim.

         8.4 PAYMENT. The Indemnifying Party shall promptly pay the Indemnified Party any amount due under this Section 8, which payment may be accomplished in whole or in part, at the option of the Indemnified Party, by the Indemnified Party setting off any amount owed to the Indemnifying Party by the Indemnified Party. To the extent set-off is made by an Indemnified Party in satisfaction or partial satisfaction of an indemnity obligation under this Section 8 that is disputed by the Indemnifying Party, upon a subsequent determination by final judgment not subject to appeal (or, where required hereby, binding and final decision by arbitration pursuant to the requirements of Section 11.5) that all or a portion of such indemnity obligation was not owed to the Indemnified Party, the Indemnified Party shall pay the Indemnifying Party the amount which was set off and not owed. Upon judgment, determination, settlement or compromise of any third party Claim, the Indemnifying Party shall pay promptly on behalf of the Indemnified Party, and/or to the Indemnified Party in reimbursement of any amount theretofore required to be paid by it, the amount so determined by judgment, determination, settlement or compromise and all other Claims of the Indemnified Party with respect thereto, unless in the case of a judgment an appeal is made from the judgment. If the Indemnifying Party desires to appeal from an adverse judgment, then the Indemnifying Party shall post and pay the cost of the security or bond to stay execution of the judgment pending appeal. Upon the payment in full by the Indemnifying Party of such amounts, the Indemnifying Party shall succeed to the rights of such Indemnified Party, to the extent not waived in settlement, against the third party who made such third party Claim.

         8.5 LIMITATIONS ON INDEMNIFICATION. Except for any willful or knowing breach or misrepresentation, as to which claims may be brought without limitation as to time or amount and except as provided below, no claim or action shall be brought under this Section 8 for breach of a representation or warranty after the lapse of three (3) years following the Closing:

                  (a) There shall be no time limitation on claims on actions brought for breach of any representation or warranty made by Shareholders in or pursuant to Sections 3.1 and 3.2, and Shareholders hereby waive all applicable statutory limitation periods with respect thereto. The representations and warranties contained in Section 3.10 and Section 3.16 shall survive for a period of five (5) years following the Closing.

                  (b) Any claim or action brought for breach of any representation or warranty made by Shareholders in or pursuant to
         Section 3.5 may be brought at any time until the underlying tax obligation is barred by the applicable period of limitation under federal and state laws relating thereto (as such period may be extended by waiver).

                  (c) Any claim or action brought for breach of any representation or warranty made by Shareholders in or pursuant to
         Section 3.11 may be brought at any time until the underlying claim is barred by the applicable period of limitation under federal and state laws relating thereto (as such period may be extended by waiver).

                  (d) Any claim made by a party hereunder by filing a suit or action in a court of competent jurisdiction or a court reasonably believed to be of competent jurisdiction for breach of a representation or warranty prior to the termination of the survival period for such claim shall be preserved despite the subsequent termination of such survival period.

                  (e) If any act, omission, disclosure or failure to disclosure shall form the basis for a claim for breach of more than one representation or warranty, and such claims have different periods of survival hereunder, the termination of the survival period of one claim shall not affect a party's right to make a claim based on the breach of representation or warranty still surviving.

         8.6 NO WAIVER. The Closing of the transactions contemplated by this Agreement shall not constitute a waiver by any party of its rights to indemnification hereunder, regardless of whether the party seeking indemnification has knowledge of the breach, violation or failure of condition constituting the basis of the Claim at or before the Closing, and regardless of whether such breach, violation or failure is deemed to be "material" for purposes of Section 10.2.

9.       CLOSING.

         The closing of this transaction (the "Closing") shall take place at the offices of Rutan & Tucker, 611 Anton Boulevard, Suite 1400, Costa Mesa, California 92626, at 3:00 P.M. on October 13, 2000, or at such other time and place as the parties hereto shall agree upon. Such date is referred to in this Agreement as the "Closing Date."

         9.1 DOCUMENTS TO BE DELIVERED BY COMPANY AND SHAREHOLDERS. At the Closing, Company and Shareholders shall deliver to Buyer the following documents, in each case duly executed or otherwise in proper form:

                  (a) STOCK CERTIFICATE(S). A stock certificate or certificates representing the Shares, duly endorsed for transfer or with duly executed stock powers attached.

                  (b) COMPLIANCE CERTIFICATE. A certificate signed by each Shareholder that each of the representations and warranties made by Shareholders in this Agreement is true and correct in all material respects on and as of the Closing Date with the same effect as though such representations and warranties had been made or given on and as of the Closing Date (except for any changes permitted by the terms of this Agreement or consented to in writing by Buyer), and that Company and Shareholders have performed and complied with all of Company's and Shareholders' obligations under this Agreement which are to be performed or complied with on or prior to the Closing Date.

                  (c) CERTIFIED RESOLUTIONS. Certified copies of the resolutions of the Board of Directors and the Shareholders of Company, authorizing and approving this Agreement and the consummation of the transactions contemplated by this Agreement.

                  (d) ARTICLES OF INCORPORATION: BYLAWS. A copy of the Bylaws of Company certified by the secretary of Company, and a copy of the Articles of Incorporation of Company certified by the Secretary of State of the state of incorporation of Company.

                  (e) INCUMBENCY CERTIFICATE. Incumbency certificates relating to each person executing (as a corporate officer or otherwise on behalf of another person) any document executed and delivered to Buyer pursuant to the terms hereof.

                  (f) GENERAL RELEASES. The General Releases referred to in
         Section 5.5, duly executed by the persons referred to in such section.

                  (g) RESIGNATIONS. The resignations of George Benton, Alan C. Mead and Fredric Cunningham as officers and directors of the Company, effective as of the Closing Date and in form satisfactory to Buyer's counsel.

                  (h) NONCOMPETITION AGREEMENT. The Noncompetition Agreement in the form of Exhibit 5.3 attached hereto executed by each of the Shareholders.

                  (i) OTHER DOCUMENTS. All other documents, instruments or writings required to be delivered to Buyer at or prior to the Closing pursuant to this Agreement and such other certificates of authority and documents as Buyer may reasonably request.

         9.2 DOCUMENTS TO BE DELIVERED BY BUYER. At the Closing, Buyer shall deliver to Shareholders the following documents, in each case duly executed or otherwise in proper form:

                  (a) CASH. To Shareholders, Buyer's check (or confirmation of wire transfer) as required by Section 2.1(a) hereof.

                  (b) COMPLIANCE CERTIFICATE. A certificate signed by the chief financial officer of Buyer that the representations and warranties made by Buyer in this Agreement are true and correct on and as of the Closing Date with the same effect as though such representations and warranties had been made or given on and as of the Closing Date (except for any changes permitted by the terms of this Agreement or consented to in writing by Shareholders), and that Buyer has performed and complied with all of Buyer's obligations under this Agreement which are to be performed or complied with on or prior to the Closing Date.

                  (c) CERTIFIED RESOLUTIONS. A certified copy of the resolutions of the Board of Directors of Buyer authorizing and approving this Agreement and the consummation of the transactions contemplated by this Agreement.

                  (d) INCUMBENCY CERTIFICATE. Incumbency certificates relating to each person executing any document executed and delivered to Company or Shareholders by Buyer pursuant to the terms hereof.

                  (e) OTHER DOCUMENTS. All other documents, instruments or writings required to be delivered to Company at or prior to the Closing pursuant to this Agreement and such other certificates of authority and documents as Company may reasonably request.

10.      TERMINATION.

         10.1 RIGHT OF TERMINATION WITHOUT BREACH. This Agreement may be terminated without further liability of any party at any time prior to the
Closing:

                  (a) by mutual written agreement of Buyer and Shareholders' Agent;

                  (b) by Shareholders if the Closing shall not have occurred on or before October 31, 2000 as a result of Buyer's breach of a representation, warranty or covenant contained herein; or

                  (c) by either Buyer or Shareholders if the Closing shall not have occurred on or before November 30, 2000, provided the terminating party has not, through breach of a representation, warranty or covenant, prevented the Closing from occurring on or before such date.

         10.2 TERMINATION FOR BREACH.

                  (a) TERMINATION BY BUYER. If (i) there has been a material violation or breach by any Shareholder or Company of any of the agreements, representations or warranties contained in this Agreement which has not been waived in writing by Buyer, or (ii) there has been a failure of satisfaction of a condition to the obligations of Buyer which has not been so waived, or (iii) Company, Shareholders' Agent or any Shareholder shall have attempted to terminate this Agreement under this Section 10 or otherwise without grounds to do so, then Buyer may, by written notice to Shareholders' Agent at any time prior to the Closing that such violation, breach, failure or wrongful termination attempt is continuing, terminate this Agreement with the effect set forth in Section 10.2(c) hereof.

                  (b) TERMINATION BY SHAREHOLDERS. If (i) there has been a material violation or breach by Buyer of any of the agreements, representations or warranties contained in this Agreement which has not been waived in writing by Shareholders, or (ii) there has been a failure of satisfaction of a condition to the obligations of Shareholders which has not been so waived, or (iii) Buyer shall have attempted to terminate this Agreement under this Section 10 or otherwise without grounds to do so, then Shareholders may, by written notice to Buyer at any time prior to the Closing that such violation, breach, failure or wrongful termination attempt is continuing, terminate this Agreement with the effect set forth in Section 10.2(c) hereof.

                  (c) EFFECT OF TERMINATION. Termination of this Agreement pursuant to this Section 10.2 shall not in any way terminate, limit or restrict the rights and remedies of any party hereto against any other party which has violated, breached or failed to satisfy any of the representations, warranties, covenants, agreements, conditions or other provisions of this Agreement prior to termination hereof. In addition to the right of any party under common law to redress for any such breach or violation, each party whose breach or violation has occurred prior to termination shall jointly and severally indemnify each other party for whose benefit such representation, warranty, covenant, agreement or other provision was made ("indemnified party") from and against all losses, damages (including, without limitation, consequential damages), costs and expenses (including, without limitation, interest (including prejudgment interest in any litigated matter), penalties, court costs, and attorneys fees and expenses) asserted against, resulting to, imposed upon, or incurred by the indemnified party, directly or indirectly, by reason of, arising out of or resulting from such breach or violation. Subject to the foregoing, the parties' obligations under Section 11.8(a) of this Agreement shall survive termination.

11.      MISCELLANEOUS.

         11.1 DISCLOSURE SCHEDULE. The Schedules have been compiled in a bound volume (the "Disclosure Schedule"), executed by Shareholders and dated and delivered to Buyer on the date of this Agreement. Information set forth in the Disclosure Schedule specifically refers to the article and section of this Agreement to which such information is responsive and such information shall not be deemed to have been disclosed with respect to any other article or section of this Agreement or for any other purpose. The Disclosure Schedule shall not vary, change or alter the language of the representations and warranties contained in this Agreement and, to the extent the language in the Disclosure Schedule does not conform in every respect to the language of such representations and warranties, such language in the Disclosure Schedule shall be disregarded and be of no force or effect.

         11.2 FURTHER ASSURANCE. From time to time, at Buyer's request and without further consideration, Company and Shareholders will execute and deliver to Buyer such documents and take such other action as Buyer may reasonably request in order to consummate more effectively the transactions contemplated hereby.

         11.3 DISCLOSURES AND ANNOUNCEMENTS. Announcements concerning the transactions provided for in this Agreement by Buyer, Company or Shareholders shall be subject to the approval of the other parties in all essential respects, except that approval of the Shareholders or Company shall not be required as to any statements and other information which Buyer may submit to the Securities and Exchange Commission or Buyer's stockholders or be required to make pursuant to any rule or regulation of the Securities and Exchange commission, the National Association of Securities Dealers, Inc. or the Nasdaq Stock Market, Inc. or otherwise required by law.

         11.4 ASSIGNMENT; PARTIES IN INTEREST.

                  (a) ASSIGNMENT. Except as expressly provided herein, the rights and obligations of a party hereunder may not be assigned, transferred or encumbered without the prior written consent of the other parties. Notwithstanding the foregoing, Buyer may, without consent of any other party, cause one or more subsidiaries or affiliates of Buyer to carry out all or part of the transactions contemplated hereby; provided, however, that Buyer shall, nevertheless, remain liable for all of its obligations, and those of any such subsidiary, to Shareholders hereunder.

                  (b) PARTIES IN INTEREST. This Agreement shall be binding upon, inure to the benefit of, and be enforceable by the respective successors and permitted assigns of the parties hereto. Nothing contained herein shall be deemed to confer upon any other person any right or remedy under or by reason of this Agreement.

         11.5 LAW GOVERNING AGREEMENT; VENUE. This Agreement may not be modified or terminated orally, and shall be construed and interpreted according to the internal laws of the State of California, excluding any choice of law rules that may direct the application of the laws of another jurisdiction. All claims, disputes and other matters in controversy (collectively, "Dispute") arising, directly or indirectly out of or related to this Agreement, or the breach thereof, whether contractual or noncontractual, and whether during the term or after the termination of this Agreement, shall be resolved exclusively according to the procedures set forth in this Section 11.5. Any Dispute shall be resolved by arbitration before a single arbitrator appointed by the American Arbitration Association or its successor in Orange County, California. The determination of the arbitrator shall be final and absolute. The arbitrator shall be governed by the duly promulgated rules and regulations of the American Arbitration Association or its successor then in effect, and the pertinent provisions of the laws of the State of California relating to arbitration. The decision of the arbitrator may be entered as a final judgment in any court of the State of California or elsewhere. The prevailing party in any such arbitration shall also be entitled to recover reasonable attorneys', accountants' and experts' fees and costs of suit in addition to any other relief awarded such prevailing party.

         11.6 AMENDMENT AND MODIFICATION. Buyer and Shareholders may amend, modify and supplement this Agreement in such manner as may be agreed upon in writing between Buyer and Shareholders.

         11.7 NOTICE. All notices, requests, demands and other communications hereunder shall be given in writing and shall be: (a) personally delivered; (b) sent by telecopier, facsimile transmission or other electronic means of transmitting written documents if followed by certified mail; or (c) sent to the parties at their respective addresses indicated herein by registered or certified U.S. mail, return receipt requested and postage prepaid, or by private overnight mail courier service. The respective addresses to be used for all such notices, demands or requests are as follows:

         If to Buyer, to:          The Keith Companies, Inc.
                                   2955 Redhill Avenue
                                   Costa Mesa, CA 92626
                                   Attention: Gary Campanaro
                                   Facsimile: (714) 668-7026

or to such other person or address as Buyer shall furnish to Shareholders in writing.

         If to Shareholders, to:   c/o George Benton
                                   2024 Cordoba Place
                                   Carlsbad, CA 92008

or to such other person or address as Shareholders shall designate in accordance with this Agreement. In addition, any notice to Shareholders shall also be deemed to be notice to the Company.

         If personally delivered, such communication shall be deemed delivered upon actual receipt; if electronically transmitted pursuant to this paragraph, such communication shall be deemed delivered the next business day after transmission; if sent by overnight courier pursuant to this paragraph, such communication shall be deemed delivered upon receipt; and if sent by U.S. mail pursuant to this paragraph, such communication shall be deemed delivered as of the date of delivery indicated on the receipt issued by the relevant postal service, or, if the addressee fails or refuses to accept delivery, as of the date of such failure or refusal. Delivery to either Shareholder shall constitute delivery to all Shareholders. Any party to this Agreement may change its address for the purposes of this Agreement by giving notice thereof in accordance with this section.

         11.8 EXPENSES. Regardless of whether or not the transactions contemplated hereby are consummated:

                  (a) EXPENSES TO BE PAID BY SHAREHOLDERS. Shareholders shall pay, and shall indemnify, defend and hold Buyer and Company harmless from and against, each of the following:

                           (i) TRANSFER TAXES. Any sales, use, excise, transfer
                  or other similar tax imposed with respect to the transactions provided for in this Agreement, and any interest or penalties related thereto.

                           (ii) PROFESSIONAL FEES. All fees and expenses of
                  their own and Company's legal, accounting, tax, investment banking and other professional counsel in connection with the transactions contemplated hereby; provided, however, that Buyer shall pay fifty percent (50%) of Company's fees owing to its accountants, up to a maximum of $7,500 payable by Buyer, with respect to such accountants' services rendered in the preparation of the schedules to this Agreement.

                           (iii) BROKER'S AND FINDER'S FEES. All fees and
                  expenses of their own and Company's brokers and finders in connection with the transactions contemplated hereby.

                  (b) OTHER. Except as otherwise provided herein, each of the parties shall bear its own expenses and the expenses of its counsel and other agents in connection with the transactions contemplated hereby.

                  (c) COSTS OF LITIGATION. The parties agree that the prevailing party in any action brought with respect to or to enforce or interpret any right or remedy under this Agreement shall be entitled to recover from the other party or parties all reasonable costs and expenses of any nature whatsoever incurred by the prevailing party in connection with such action, including without limitation attorneys' fees and prejudgment interest.

         11.9 ENTIRE AGREEMENT. This instrument embodies the entire agreement between the parties hereto with respect to the transactions contemplated herein, and there have been and are no agreements, representations or warranties between the parties other than those set forth or provided for herein.

         11.10 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         11.11 HEADINGS. The headings in this Agreement are inserted for convenience only and shall not constitute a part hereof.

         11.12 PRIVATE OFFERING. The Shares of Buyer Stock to be issued by Buyer in connection with this Agreement have not, and as of the Closing will not, be registered under the Securities Act of 1933, as amended (the "Securities Act"). Such Buyer Stock will be issued pursuant to an exemption from registration under the Securities Act in reliance on, among other things, the Shareholders' responses in their respective Investor Certificates. Consequently, the Buyer Stock issued in connection with this Agreement may not be sold or otherwise transferred unless a registration statement under the Securities Act is in effect with respect to such securities, or in the alternative, an exemption from registration under the Securities Act is found to be available to the reasonable satisfaction of Buyer.

         11.13 FORM 8-K AND SECURITIES LAW FILINGS. The Shareholders shall cooperate with and assist the Buyer to the extent reasonably requested by the Buyer, in providing information for the preparation of the Report on Form 8-K which may be filed by Buyer in connection with this transaction.

         11.14 LEGEND. The Buyer Stock issued in connection with this Agreement shall bear substantially the following legend:

         "THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 AND MAY NOT BE PLEDGED, HYPOTHECATED, SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF ABSENT AN EFFECTIVE REGISTRATION THEREOF UNDER SUCH ACT, OR UNLESS THE CORPORATION HAS RECEIVED AN OPINION OF COUNSEL, SATISFACTORY TO THE CORPORATION, THAT SUCH REGISTRATION IS NOT REQUIRED."

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first above written.

BUYER:                             THE KEITH COMPANIES, INC.,
                                   a California corporation

                                   By: /s/ Aram H. Keith
                                       -----------------------------------------
                                   Printed Name: Aram H. Keith
                                                 -------------------------------
                                   Title: CEO
                                          --------------------------------------

COMPANY:                           CROSBY, MEAD, BENTON & ASSOCIATES,
                                   a California corporation

                                   By: /s/ George L. Benton
                                       -----------------------------------------
                                   Printed Name: George L. Benton
                                                 -------------------------------
                                   Title: CEO
                                          --------------------------------------

SHAREHOLDERS:                           /s/ George Benton
                                  ----------------------------------------------
                                  GEORGE BENTON

                                        /s/ Alan C. Mead
                                  ----------------------------------------------
                                  ALAN C. MEAD

                                        /s/ Keith Anderson
                                  ----------------------------------------------
                                  KEITH ANDERSON

                                        /s/ Christine Cooley
                                  ----------------------------------------------
                                  CHRISTINE COOLEY

                                        /s/ Dale Mitchell
                                  ----------------------------------------------
                                  DALE MITCHELL

                                        /s/ Richard Mansaker
                                  ----------------------------------------------
                                  RICHARD MANSAKER

                                        /s/ Bruno Callu
                                  ----------------------------------------------
                                  BRUNO CALLU

                                        /s/ Fredric Cunningham
                                  ----------------------------------------------
                                  FREDRIC CUNNINGHAM

                                        /s/ Edward Alan Wagstaff
                                  ----------------------------------------------
                                  EDWARD ALAN WAGSTAFF

                                        /s/ Steve Goode
                                  ----------------------------------------------
                                  STEVE GOODE

                                        /s/ Bruce Kirby
                                  ----------------------------------------------
                                  BRUCE KIRBY